Exhibit 99.1

Bariosurg, Inc.

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2016 and 2015

KCCW Accountancy Corp.
3333 South Brea Canyon Rd., #206
Diamond Bar, CA 91765
Tel: +1 909 348 7228
Fax: +1 909 895 4155

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bariosurg, Inc.

We have audited the accompanying balance sheets of Bariosurg, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bariosurg, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the financial statements, the Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
June 30, 2017

BARIOSURG, INC.

BALANCE SHEETS

	December 31,	December 31,
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$432,101	$629,723
Total Current Assets	432,101	629,723

Fixed Assets
Computer and network	1,995	1,995
Furniture and Fixture	1,350	1,350
Less: accumulated depreciation	(3,345)	(3,075)
Fixed Assets, net	—	270

Deposits	5,826	5,826
Total Assets	$437,927	$635,819

Liabilities and Stockholders’ Equity
Current Liabilities
Accrued expenses	$131,325	$87,672
Due to related parties	6,000	1,672
Total Current Liabilities	137,325	89,344

Total Liabilities	137,325	89,344

Stockholders’ Equity
Preferred stock, par value $0.0001, 17,838,591 shares authorized:
1,650,000 shares of Series S issued and outstanding at December 31, 2016 and December 31, 2015;	$165	$165
2,202,576 and 1,917,766 shares of Series A issued and outstanding at December 31, 2016 and December 31, 2015, respectively;	220	192
17,483 and 0 shares of Series B issued and outstanding at December 31, 2016 and December 31, 2015, respectively	2	—
Additional paid-in capital - preferred stock	2,560,649	2,310,679
Common stock, par value $0.0001; 40,000,000 shares authorized, 15,000,000 shares issued and outstanding at December 31, 2016 and December 31, 2015	1,500	1,500
Additional paid-in capital - common stock	52,271	47,063
Accumulated deficit	(2,314,205)	(1,813,124)
Total Stockholders’ Equity	300,602	546,475

Total Liabilities and Stockholders’ Equity	$437,927	$635,819

The accompanying notes are an integral part of the financial statements.

BARIOSURG, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Net sales	$—	$—

Research and development expenses	119,411	74,451
General and administrative expenses	380,870	377,532

Loss from operations	(500,281)	(451,983)

Loss before income taxes	(500,281)	(451,983)

Provision for income taxes	800	800

Net Loss	$(501,081)	$(452,783)

The accompanying notes are an integral part of the financial statements.

BARIOSURG, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR  THE YEARS ENDED DECEMBER 31, 2016 AND 2015

			Additional			Additional
			Paid-in			Paid-in
			Capital			Capital
	Preferred Stock		Preferred	Common Stock		Common	Accumulated
	Shares	Amounts	Stock	Shares	Amounts	Stock	Deficit	Total

Balance at December 31, 2014	2,871,564	$287	$1,760,749	15,000,000	$1,500	$35,041	$(1,360,341)	$437,236
Issuance of preferred stock - Series A	696,202	70	549,930	—	—	—	—	550,000
Share based compensation	—	—	—	—	—	12,022	—	12,022
Net loss	—	—	—	—	—	—	(452,783)	(452,783)
Balance at December 31, 2015	3,567,766	$357	$2,310,679	15,000,000	$1,500	$47,063	$(1,813,124)	$546,475
Issuance of preferred stock - Series A	284,810	28	224,972	—	—	—	—	225,000
Issuance of preferred stock - Series B	17,483	2	24,998	—	—	—	—	25,000
Share based compensation	—	—	—	—	—	5,208	—	5,208
Net loss	—	—	—	—	—	—	(501,081)	(501,081)
Balance at December 31, 2016	3,870,059	$387	$2,560,649	15,000,000	$1,500	$52,271	$(2,314,205)	$300,602

The accompanying notes are an integral part of the financial statements.

BARIOSURG, INC.

STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash Flows from Operating Activities
Net loss	$(501,081)	$(452,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	270	271
Share-based compensation	5,208	12,022
Changes in assets and liabilities:
Increase in deposits	—	(5,636)
Increase in accrued expenses	43,653	60,178
Increase in due to related parties	4,328	1,672
Net cash used in operating activities	(447,622)	(384,276)

Cash Flows from Financing Activities
Cash proceeds from issuance preferred stocks	250,000	550,000
Net cash provided by financing activities	250,000	550,000

Net increase (decrease) in cash and cash equivalents	(197,622)	165,724

Cash and Cash Equivalents
Beginning	629,723	463,999
Ending	$432,101	$629,723

Supplemental Disclosure of Cash Flows
Cash paid during the year for:
Interest	$—	$—
Income taxes	$800	$800

The accompanying notes are an integral part of the financial statements.

BARIOSURG, INC.

NOTES TO THE FINAICAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business: Bariosurg, Inc. (hereinafter, “the Company”), a Delaware corporation formed on August 14, 2008.  It is engaged primarily in research and development of the technology and medical device related to obesity and glycemic control.

The fiscal year of Bariosurg, Inc. ends on December 31st.

A summary of the Company’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Fixed assets: Fixed assets are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Furniture and equipment	5 years
Computer	5 years

Total depreciation expense was $270 and $271 for the years ended December 31, 2016 and 2015, respectively. Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized.  Expenditures for repairs and maintenance are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of income for the period.

Impairment of long-lived assets: The Company reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

The accompanying notes are an integral part of the financial statements.

Revenue recognition: The Company’s revenue recognition policy is in accordance with U.S. GAAP when the following overall fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or the service has been performed, (iii) the Company’s price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. The Company currently is not recognizing any revenue for the years ended December 31, 2016 and 2015.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $499 and $10,712 for the years ended December 31, 2016 and 2015, respectively.

Research and Development — The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. The Company provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 6 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions

The accompanying notes are an integral part of the financial statements.

recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration:

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.  As of December 31, 2016 and 2015, the Company had approximately $182,101 and $379,471 in excess of FDIC insured limits, respectively. The Company has not experienced any losses in such accounts.

Customers: The Company currently is not entering any sales contracts with customers and not recognizing any revenue for the years ended December 31, 2016 and 2015.

Suppliers: The Company currently is not entering any significant purchase agreements with suppliers for the years ended December 31, 2016 and 2015.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

•                  Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

•                  Level 2 — Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3 — Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using

The accompanying notes are an integral part of the financial statements.

pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accrued liabilities, and due to related parties, approximate fair value due to their relatively short maturities.

Share-Based Compensation — The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). Stock option awards issued to non-employees, principally consultants of the Company, are accounted for at fair value using the Binomial option pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of services received. The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation expense recorded during the service period is adjusted in subsequent periods for changes in the fair value of the stock options until the earlier of the date at which the non-employees’ performance is complete or a performance commitment is reached, which is generally when the stock option award vests. Compensation expense for non-employee grants is recorded on a straight-line basis in the statements of operations. Total share-based compensation expenses were $5,208 and $12,022 for the years ended December 31, 2016 and 2015, respectively.

Recently Issued Accounting Pronouncements: In November 2015, the FASB issued ASU 2015-17, “Income Taxes: Balance Sheet Classification of Deferred Taxes.(Topic 740)”, which requires that all deferred tax assets and liabilities be reported as noncurrent, eliminating the need to analyze temporary differences to determine if deferred tax assets should be reported as current or noncurrent. The new guidance will be effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those years (i.e., in the first quarter of 2017 for calendar year-end companies). For entities other than public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

Note 2. Going Concern

The Company had incurred net loss of $501,081 and $452,783 for the years ended December 31, 2016 and 2015, and had accumulated deficit of $2,314,205 and $1,813,124 as of December 31, 2016 and December 31, 2015, respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

There can be no assurances that there will be adequate financing available to the Company and the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The accompanying notes are an integral part of the financial statements.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital either from shareholders or outside investors and (2) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Note 3. Related Party Transactions

Operating lease

On October 1, 2015, the Company and Spinofix Inc., (the “Spinofix”), entered an operating equipment lease agreement which expires on September 30, 2018. Spinofix was incorporated on May 20, 2010 in the state of Delaware. Both the Company and Spinofix are under common control by the Company’s President. The monthly rent is $400. Rent expense under this lease agreement amounted to $4,800 and $1,200 for the years ended December 31, 2016 and 2015, respectively.

Due to related parties

As of December 31, 2016 and 2015, the Company had $6,000 and $1,672 due to Spinofix, respectively.

Note 4. Share-Based Compensation

Total share-based compensation expenses were allocated as follows

	Year Ended December 31,
	2016	2015
Research and development	$2,958	$7,085
General and administrative	2,250	4,937
Total share-based compensation expense	$5,208	$12,022

2009 Stock Incentive Plan

The Company’s board of directors adopted, and its stockholders approved its 2009 Stock Incentive Plan (the “2009 Plan”) in April 2009, providing for the issuance under 2009 Plan of options and rights to purchase up to two million two hundred twenty thousand (2,220,000) shares of common stock. As of December 31, 2016 and 2015, there were 809,000 shares available for issuance under the Company’s 2009 Plan, which provides for the grant of incentive stock options and non-qualified stock options to consultants.

The exercise price of stock options under the 2009 Plan may not be less than 100% of the fair market value per share of the common stock on the date of grant. All stock options under the 2009 Plan have a term of no greater than 10 years from the date of grant. Vesting of stock options is determined by the President and CEO of the Company, who is also the major shareholder. No stock option may be exercised subsequent to its termination date.

The accompanying notes are an integral part of the financial statements.

The purchase price of a right to purchase common stock and the termination date of the offer under the 2009 Plan is determined by the President and CEO of the Company, who is also the major shareholder. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

Determination of Fair Value

During the years ended December 31, 2016 and 2015, the fair value of each stock option granted was estimated on the date of grant using the Binomial option pricing model with the following assumptions:

	Year Ended December 31,
	2016	2015
Weighted average fair value of common stock on date of grant	N/A	$0.0990
Weighted average exercise price of the options	N/A	$0.2500
Weighted average exercise price of options outstanding at end of period	$0.1615	$0.1615
Expected term of the options (years)	N/A	10
Expected volatility (%)	N/A	58.73% - 61.53%
Risk-free interest rate	N/A	2.157% - 2.158%
Dividend yield	N/A	—
Expected forfeiture per year (%)	N/A	0
Weighted average fair value of the options per unit	N/A	$0.0440

No stock options were granted  during the year ended December 31, 2016

Compensation expense related to share-based transactions is measured and recognized in the financial statements based on the fair value of the awards granted. The share-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally three to four years.

Use of the Binomial option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of the common stock, risk-free interest rates, and expected dividend yield of the common stock. The assumptions used in the option-pricing model represent management’s best estimates.

These assumptions and estimates are as follows:

Fair Value of Common Stock

The fair value of the common stock underlying its share-based awards was primarily based on the latest financing rounds of issuing equity interest near the option grant date. It was determined by the Company’s board of directors, with input from management and a third-party valuation firm.

Expected Term

The expected term assumptions were determined based on the vesting terms, exercise terms, and contractual lives of the options.

The accompanying notes are an integral part of the financial statements.

Expected Volatility

The expected volatility of stock options is estimated based upon the historical volatility of a number of publicly traded companies in similar stages of development and comparable industries for a period commensurate with the expected life.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Yield

The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was utilized.

Expected Forfeitures

The Company considers many factors when estimating expected forfeitures, including economic environment, and historical experience. The Company updates its estimated forfeiture rate annually.

Early Exercise Multiple

The early exercise multiple is assumed to be 250% of exercise price.

The following table summarizes the stock option activity under the 2009 Plan and related information:

	Options Outstanding
	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Outstanding — January 1, 2015	559,000	0.084	7.52
Granted	250,000	0.25	9.45
Exercised	—	N/A	—
Forfeited or cancelled	—	N/A	—
Outstanding — December 31, 2015	809,000	0.161	7.68
Granted	—	N/A	—
Exercised	—	N/A	—
Forfeited or cancelled	—	N/A	—
Outstanding — December 31, 2016	809,000	0.161	7.18

Exercisable — December 31, 2016	604,874	$0.161	6.85

Vested and expected to vest — December 31, 2016	809,000	$0.161	7.18

Exercisable — December 31, 2015	498,916	$0.161	6.78

Vested and expected to vest — December 31, 2015	809,000	$0.161	7.68

The accompanying notes are an integral part of the financial statements.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2016 and 2015 was $0 and $0.044 per share, respectively. The total fair value of options vested during the years ended December 31, 2016 and 2015 was $5,208 and $12,022, respectively.

As of December 31, 2016 and 2015, the total unrecognized share-based compensation expense for unvested stock options, net of expected forfeitures, was $12,729 and $17,937, respectively, which is expected to be recognized over a weighted-average period of 0.41 years and 1.42 years, respectively.

Note 5. Operating Lease Obligation

The Company leases its main office in Lake Forest, California, under operating leases expiring on September 30, 2018. The total office rent expenses were $32,134 and $43,966 for the years ended December 31, 2016 and 2015, respectively. The Company also leases equipment from Spinofix (See Note 3) during the years ended December 31, 2016 and 2015.

Future minimum lease payments under the Company’s operating leases are as follows:

December 31,	Amount
2017	$36,608
2018	27,456
Thereafter	—
Total	$64,064

Note 6. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2012.

Components of income tax (benefits) for the year ended December 31, 2016 and 2015 are as follows:

	For the year ended December 31, 2016			For the year ended December 31, 2015
	Federal	State	Total	Federal	State	Total
Current	$—	$800	$800	$—	$800	$800
Deferred	—	—	—	—	—	—
	$—	$800	$800	$—	$800	$800

Significant components of the Company’s deferred tax accounts at December 31, 2016 and December31, 2015:

The accompanying notes are an integral part of the financial statements.

	December 31, 2016	December 31, 2015
Deferred Tax Account - noncurrent:
Accumulated depreciation	$—	$(108)
Tax losses carryforwards	664,828	511,028
Nonqualified stock options	20,423	18,350
Less: Valuation allowance	(685,251)	(529,270)
Total deferred tax account - noncurrent	$—	$—

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2016	2015
Statutory tax benefit, net of state effects	31%	31%
State income taxes	8.84%	8.84%
Nondeductible/nontaxable items	—%	—%
Change in valuation allowance	(42.84)%	(42.84)%
Effective income tax rate	—%	—%

Note 7. Subsequent Events

On January 1, 2017, the Company granted to a consultant an option to purchase all or any portion of a total thirty thousand shares of common stock at a purchase price of $0.25 per share under the 2009 Plan. The shares shall become vested shares in a series of six months successive equal monthly installments for each full month of continuous service provided by the consultant. The vesting commencement date is January 1, 2017.

On May 22, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EnteroMedics Inc. (“EnteroMedics”) to sell all of the ownership interests of the Company.  The aggregate merger consideration paid by EnteroMedics for all of the outstanding shares of capital stock and outstanding options of the Company was: (i) 1.38 million shares of common stock, par value $0.01 per share, of EnteroMedics (“EnteroMedics Common Stock”), (ii) 1.0 million shares of newly created conditional convertible preferred stock, par value $0.01 per share, of EnteroMedics (“EnteroMedics Preferred Stock”), which shares will convert into 5.0 million shares of EnteroMedics Common Stock subject to and contingent upon the post-closing approval of the stockholders of EnteroMedics in accordance with the NASDAQ Stock Market Rules, and (iii) $2 million in cash. At the closing of the Merger, 100,018 shares of EnteroMedics Preferred Stock were deposited with an escrow agent to fund-post closing indemnification obligations of stockholders of the Company.

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2016 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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The accompanying notes are an integral part of the financial statements.